EXHIBIT 99


FOR IMMEDIATE RELEASE                      Contact: Dennis E. Nixon
                                                    (956) 722-7611 (Laredo)

                                                    Katie Brickman Harvey
                                                    Taylor West Advertising
                                                    (210) 826-8899 (San Antonio)

             INTERNATIONAL BANCSHARES CORPORATION ESTABLISHES FIRST PRESENCE IN AUSTIN WITH ACQUISITION OF MORTGAGE BANKER.

      LAREDO, TX,.....February 20, 2001......International Bancshares
Corporation ("IBC") has acquired the assets of First Equity Corporation, an Austin based mortgage banker. This transaction was facilitated by GulfStar Group, Houston, Texas, which is an investment banking firm affiliated with IBC.

      First Equity originates second mortgages, home equity and home improvement loans in several Texas cities including Austin, San Antonio, Houston, and Dallas/Ft. Worth. Dennis E. Nixon, Chairman and CEO of IBC, said, "This purchase is an excellent fit with our strategy to expand IBC's retail business, and to generate more retail loan growth to further diversify the company's lending and to enhance its fee income."

      First Equity has grown its loan production from $14.0 million in its first twelve months of operations in 1994 to more than $87.0 million in fiscal year 2000. First Equity has achieved this success by focusing on its ability to provide superior customer service and maintaining strong origination relationships.

      "We are delighted to be part of the IBC family and believe that together we can provide a complete line of banking and financial services to our customers," said Bobby Fisher, President of First Equity Corp. "IBC intends to operate First Equity as a division of IBC from First Equity's Austin office, which will establish IBC's first presence in Austin," said Nixon.

      International Bancshares Corporation (NASDAQ-IBOC) is a multi-bank holding company with $5.8 billion in assets. Headquartered in Laredo, Texas, IBC has more than 100 facilities serving 28 communities in South and Southeast Texas. Founded in 1979, IBC has focused on providing commercial financial services to small and medium-sized businesses in Texas and internationally, primarily in Mexico.

      "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

      Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at http://www.freeedgar.